UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 7)


                                 Trimeris, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                    896263100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           HealthCor Management, L.P.
                               Carnegie Hall Tower
                        152 West 57th Street, 47th Floor
                            New York, New York 10019
                        Attention: Mr. Steven J. Musumeci
                                 (212) 622-7888

                                 With a Copy to:
                                 Marc Weingarten
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2280
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 17, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Management, L.P.
            20-2893581
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    4,413,657

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,413,657
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,413,657

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                19.82%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Associates, LLC
            20-2891849
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    4,413,657

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,413,657
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,413,657

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                19.82%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                OO- limited liability company
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Offshore, Ltd.
            N/A
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    2,885,325

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                2,885,325
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,885,325

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                12.96%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                OO-limited company
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Hybrid Offshore, Ltd.
            N/A
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    690,110

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                690,110
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                690,110

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.10%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                OO-limited company
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Group, LLC
            51-0551771
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    838,222

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                838,222
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                838,222

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.76%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                OO-limited liability company
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor Capital, L.P.
            51-0551770
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    838,222

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                838,222
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                838,222

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.76%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            HealthCor L.P.
            20-3240266
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    838,222

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                838,222
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                838,222

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.76%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            Arthur Cohen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    4,413,657

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,413,657
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,413,657

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                19.82%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON
            Joseph Healey
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [_]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                    [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
               (7)  SOLE VOTING POWER
NUMBER OF                                       0
               --------------------------------------------------------------
SHARES
               (8)  SHARED VOTING POWER
BENEFICIALLY                                    4,413,657

OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                4,413,657
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,413,657

-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                    [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                19.82%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896263100


This Amendment No. 6 ("Amendment No. 6") hereby amends the Schedule 13D filed by HealthCor Management, L.P, HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healey and Arthur Cohen (collectively "HealthCor") on August 8, 2007 (as corrected by the amendment filed on August 9, 2007), as previously amended (the "Original Schedule 13D" and collectively with Amendment No. 6, the "Schedule 13D") with regards to the shares of Common Stock of Trimeris, par value .001 (the "Shares").

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Original 13D is hereby amended and restated in the entirety as follows:

The total amount HealthCor has paid for the Shares is $28.9 million. The Shares of the Issuer were paid for by cash provided by the HealthCor Funds that are managed by HealthCor Management, L.P. Such cash consists of capital contributions from investors in the HealthCor Funds and the capital appreciation thereon.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Original 13D is hereby amended and restated in the entirety as follows:

(a) - (b) As of March 18, 2008, the Reporting Persons beneficially own in the aggregate 4,413,657 shares of Common Stock which represents approximately 19.82% of the Issuer's Common Stock outstanding.

The aggregate percentage beneficially owned by the Reporting Persons is based upon 22,272,122 shares of Common Stock of the Issuer issued and outstanding as of March 7, 2008, as reported in the Issuer's 10-K filed for the fiscal year ending on December 31, 2007.

The HealthCor Funds are the beneficial owners of the Common Stock of the Issuer. As the investment manager of each of these funds, HealthCor Management, L.P. may also be deemed to be the beneficial owner of the Common Stock.

As the general partner of HealthCor, L.P., HealthCor Capital, L.P., and its general partner, HealthCor Group, LLC, may be deemed the beneficial owners of that portion of the Common Stock beneficially owned by HealthCor, L.P.

HealthCor Associates, LLC, the general partner of HealthCor Management, L.P., may also be deemed to be the beneficial owner of the Common Stock. The managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey, have both voting and investment power with respect to the Common Stock reported herein, and therefore may also be deemed to be the beneficial owners of such Common Stock.

As a result of the foregoing, HealthCor comprises a "group" within the meaning of Section 13(d)(3) of the Exchange Act. The filing of this Statement and any future amendment by HealthCor, and the inclusion of information herein or therein with respect to HealthCor Associates, LLC, HealthCor, L.P., HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Capital, L.P., HealthCor Group, LLC, and Messrs. Cohen and Healey, shall not be considered an admission that any of such persons, for the purpose of Section 16(b) of the Exchange Act, are the beneficial owners of any shares in which such persons do not have a pecuniary interest. HealthCor Associates, LLC, HealthCor, L.P., HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Capital, L.P., HealthCor Group, LLC and Messrs. Cohen and Healey disclaim any beneficial ownership of the shares covered by this Schedule 13D.

(c) The following transactions in the shares of Common Stock were effected by the Reporting Persons during the past 60 days, each of which was effected in open market transactions.

HealthCor, L.P.

CUSIP No. 896263100


                Shares              Price per
Trade Date      Purchased/Sold      Share

 3/17/08           88,209             6.22


HealthCor Offshore, Ltd.

                Shares              Price per
Trade Date      Purchased/Sold      Share

 3/17/08          311,163             6.22


HealthCor Hybrid Offshore, Ltd.

                Shares              Price per
Trade Date      Purchased/Sold      Share

 3/17/08           64,285             6.22


(d) No person, other than HealthCor Management, L.P., has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock.

(e) Not applicable.

CUSIP No. 896263100


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 19, 2008

         HEALTHCOR MANAGEMENT, L.P., FOR ITSELF AND
         AS MANAGER ON BEHALF OF (I) HEALTHCOR
         OFFSHORE, LTD. AND (II) HEALTHCOR HYBRID
         OFFSHORE, LTD.


By:      HealthCor Associates, LLC, its general partner


         By: /s/ Steven J. Musumeci
             ----------------------
         Name:  Steven J. Musumeci
         Title: Chief Operating Officer


         HEALTHCOR CAPITAL, L.P., FOR ITSELF AND AS
         GENERAL PARTNER ON BEHALF OF HEALTHCOR, L.P.

By:      HealthCor Group, LLC, its general partner


         By: /s/ Steven J. Musumeci
             ----------------------
         Name:  Steven J. Musumeci
         Title: Chief Operating Officer


         HEALTHCOR ASSOCIATES, LLC

By:      /s/ Steven J. Musumeci
         ----------------------
         Name:  Steven J. Musumeci
         Title: Chief Operating Officer


         HEALTHCOR GROUP, LLC


By:      /s/ Steven J. Musumeci
         ----------------------
         Name:  Steven J. Musumeci
         Title: Chief Operating Officer

         /s/ Joseph Healey
         -----------------
         JOSEPH HEALEY, Individually

         /s/ Arthur Cohen
         ----------------
         ARTHUR COHEN, Individually